Exhibit 99.1

NEWS RELEASE

Contact:	Jeanie Herbert	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces First Quarter 2005 Results
Sales Grow 7.3%, Earnings Per Diluted Share Up 14.8%

FULLERTON, California, May 4, 2005 - Beckman Coulter, Inc. (NYSE:BEC) announced today first quarter ended March 31, 2005 results.

	Three Months Ended March 31
	2005	2004	% Chg
First Quarter Reported Results
(Amounts in millions, except per share)
Sales	$576.1	$536.8	7.3%
Net Earnings	$41.4	$35.6	16.3%
Earnings Per Diluted Share	$0.62	$0.54	14.8%

First Quarter 2005 Discussion

Reported sales in the first quarter increased 7.3%, with growth in both the Clinical Diagnostics and Biomedical Research Divisions.  Clinical Diagnostics Division sales grew 7.1% driven by sales in immunodiagnostics, with immunoassay products growing 24%.  Biomedical Research Division sales increased 7.9%, with 10.6% growth in specialty testing and a 7.2% increase in centrifuge / analytical.  Overall, currency added 2.6 percentage points to reported worldwide sales growth.

Excluding the impact of currency, sales in Europe and Asia were up 22.6% and 19.0%, respectively, based on very large orders, continuing strength in immunoassay and growth in all product areas in China.  Sales in the Americas were down 4.7% due to market weakness for biomedical products in the U.S. and difficult comparisons in clinical diagnostics due to an exceptionally strong first quarter 2004.

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First quarter 2005 operating income increased 12.0% over prior year quarter to $75.8 million, or 13.2% of sales, driven in part by operating efficiencies.  Gross profit improved in line with sales growth.  Non-operating expense was $18.2 million, relatively flat with prior year as a weaker U.S. dollar and South African rand drove up currency-related costs.

Reported net earnings were $41.4 million, up 16.3% or $0.62 per diluted share, the mid-point of the company’s previously stated outlook of $0.59 to $0.66, compared with $35.6 million, or $0.54 per diluted share in the prior year quarter.

Other First Quarter Developments:

•      Declared a $0.14 per share quarterly cash dividend.  This payout represents the 64th consecutive, quarterly payout of dividends in the company’s history.

•      Renewed the company’s credit facility through 2010 for $300 million.

•      Announced Board authorization to repurchase up to 2.5 million shares through 2006.

•      Signed an agreement with Critical Therapeutics giving the company access to additional sepsis testing technology.

•      Received a contract to supply AIDS monitoring systems and tests to China.

•      Named Scott Garrett Chief Executive Officer, effective February 21, 2005 and elected Garrett to the Board of Directors effective January 17, 2005.

•      Named Betty Woods non-executive Chairman of the Board on February 8, 2005, effective April 7, 2005.

First Quarter New Product Shipments:

•      UniCel® DxC 600 chemistry system, a next-generation routine clinical analyzer for moderate-test volume hospital laboratories.

•      UniCel® DxC 800 chemistry system, a next-generation routine clinical analyzer for high-test volume hospital laboratories.

•      Cell Lab IC 100 image cytometer for high-throughput imaging and analysis.

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According to Scott Garrett, president and chief executive officer, “Overall, the total sales for first quarter 2005 were in line with our previously stated outlook, driven in large part from strength in international markets.  Our Clinical Diagnostics Division continues to gain market share based on new product flow.  Our Biomedical Research Division performed well in a challenging life sciences market.”

2005 Outlook

Said Garrett, “Our Clinical Diagnostics business is positioned to take additional market share based on new products for chemistry and immunoassay testing.  Following in the footsteps of the highly successful UniCel® DxI 800 immunoassay system, our two new routine chemistry analyzers, the UniCel® DxC 600 and 800 clinical systems, are now in the early stages of introduction.  Late in the year, we plan to introduce an additional hospital laboratory automation system.  We are well positioned to sustain our gains via new system placements and, over the longer term, we should increase our margins based on acceleration of aftermarket product revenue.

“In the Biomedical Research Division, new products for genomic, proteomic and cell-based analysis are providing growth in a constrained market.  Going forward, our FlowCARE™ and PointCARE™ products for AIDS monitoring, and our Vidiera™ NsP and NsD systems for molecular pathology should help sustain sales growth.  In addition, the recently announced Agencourt Bioscience Corporation acquisition provides us with a proprietary technology for state-of-the-art nucleic acid isolation and purification.

“We are one company positioned to serve the entire continuum of biomedical testing and we expect to continue to excel within our current markets and vigorously pursue new and faster growing market segments to further enhance our success.”

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Continued Garrett, “Now looking to the second quarter, sales should grow 5 to 8%, depending on currency.  Operating income margin should approximate 15% of sales and non-operating expenses should be favorable to prior year.  Earnings per diluted share should be in the range of $0.88 to $0.95.

“Including the impact of the pending acquisition of Agencourt announced April 27, 2005, our current full year sales outlook calls for growth in the 7 to 9% range.  Sales in Clinical Diagnostics should grow 8 to 10%.  Biomedical Research sales should grow 5 to 7%.  For the year, gross profit margin should improve up to 50 basis points, while operating income margin should approximate 14.5% of sales.  Non-operating expenses should be about $50 million, subject to currency swings.  We are currently projecting our effective tax rate to be about 28%.  Earnings per diluted share should be in the range of $3.51 to $3.61, based on a diluted count of about 66 million shares.”

Concluded Garrett, “We may take a special charge of up to $0.10 per share in the second quarter for costs related to officer retirement and certain business development matters.  We will provide additional information about this potential charge in a subsequent filing.  Any special charge taken will reduce our outlook for the quarter and the year accordingly.”

Investor Conference Call

As previously announced, there will be a conference call today, Wednesday May 4, 2005 at 9:30 am ET to discuss the first quarter ended March 31, 2005 results.  The call will also be webcast live.  The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com.  When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead”.  The webcast will be archived on both websites for future on-demand replay through Friday, May 20, 2005.

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This press release contains the company's unaudited first quarter 2005 results.  These results may change as a result of the completion of independent auditor's and management's review activities.  This press release also contains forward-looking statements regarding the company’s outlook for 2005, including expectations for developments in the clinical diagnostics and biomedical research markets, product introductions, sales, margins, operating income, non-operating expenses, pretax income, tax rate, net earnings and earnings per diluted share growth. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties.  Actual results could differ from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control.  Among other things, these factors include the effects of cost containment initiatives by both government and industry, the availability of capital to clinical diagnostics and biomedical research customers, the timing and extent of the recovery in the biomedical research market, and the availability of government funding for biomedical research, bioterrorism, forensics and food safety applications.  Other factors include the actual timing of product introductions, our ability to develop products based on new technologies, closing of pending acquisitions, changes in tax laws and interpretation both in the United States and other countries, the impact of global economic and political conditions, consolidation among customers, introduction of competitive systems and products, and potential cost, interest rate and currency fluctuations, and currency hedging costs, as well as other factors as outlined in the company’s SEC filings.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes.  Spanning the biomedical testing continuum – from pioneering medical research and clinical trials to laboratory diagnostics and point-of-care testing – Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world.  The company, based in Fullerton, Calif., reported 2004 annual sales of $2.4 billion with 64 percent of this amount generated by recurring revenue from supplies, test kits and services.  For more information, visit www.beckmancoulter.com.

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BECKMAN COULTER, INC.

FIRST QUARTER REPORT

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in million, except amounts per share)

Unaudited

	Three Months Ended March 31,
	2005	2004

Sales	$576.1	$536.8

Cost of sales	303.1	282.5

Gross profit	273.0	254.3

Operating costs and expenses:
Selling, general and administrative	149.2	138.5
Research and development	48.0	48.1
Total operating cost and expenses	197.2	186.6

Operating income	75.8	67.7

Non-operating (income) and expense:
Interest income	(4.1)	(2.8)
Interest expense	10.2	9.3
Other, net	12.1	11.8
Total non-operating expenses	18.2	18.3

Earnings before income taxes	57.6	49.4
Income taxes	16.2	13.8

Net earnings	$41.4	$35.6

Basic earnings per share	$0.67	$0.57

Weighted average number of basic shares outstanding (in thousands)	62,156	62,078

Diluted earnings per share	$0.62	$0.54

Weighted average number of basic shares and dilutive shares outstanding (in thousands)	66,501	66,063

Dividends declared per share	$0.14	$0.11

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BECKMAN COULTER, INC.

FIRST QUARTER REPORT

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in millions)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$105.2	$67.9
Trade and other receivables, net	579.0	653.5
Inventories	490.2	463.2
Other current assets	106.8	95.0
Total current assets	1,281.2	1,279.6

Property, plant and equipment, net	448.5	443.8
Goodwill	382.0	392.1
Other intangibles, net	321.4	321.1
Other assets	355.4	358.4
Total assets	$2,788.5	$2,795.0

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	495.3	502.7
Notes payable and current maturities of long-term debt	43.6	47.7
Income taxes	52.4	62.9
Total current liabilities	591.3	613.3

Long-term debt, less current maturities	605.8	611.7
Deferred income taxes	173.1	175.6
Other liabilities	297.5	300.1
Total liabilities	1,667.7	1,700.7

Stockholders’ equity:
Common stock	6.7	6.7
Additional paid-in-capital	419.6	414.7
Retained earnings	850.2	820.8
Accumulated other comprehensive income	66.0	68.4
Treasury stock at cost	(220.0)	(214.4)
Unearned compensation	(1.7)	(1.9)
Total stockholders’ equity	1,120.8	1,094.3
Total liabilities and stockholders’ equity	$2,788.5	$2,795.0

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BECKMAN COULTER, INC

FIRST QUARTER REPORT

KEY PRODUCT SALES

(Amounts in millions)

Unaudited

	Three Months Ended March 31, 2005
	$	Reported Growth %	Constant Currency* Growth %

Routine Chemistry	$162.1	3.8	1.7
Immunodiagnostics	127.8	17.8	14.8
Hematology	127.5	2.0	(0.1)
Total Clinical Diagnostics	417.4	7.1	4.8

Robotic Auto/Genetic Analysis	32.7	4.5	1.3
Centrifuge/Analytical Systems	66.7	7.2	4.2
Specialty Testing	59.3	10.6	6.7
Total Biomedical Research	158.7	7.9	4.5

Total Beckman Coulter	$576.1	7.3	4.7

GEOGRAPHIC SALES

(Amounts in millions)

Unaudited

	Three Months Ended March 31, 2005
	$	Reported Growth %	Constant Currency* Growth %

Americas	$329.7	(4.2)	(4.7)
Europe	177.3	30.6	22.6
Asia	69.1	21.4	19.0

Total Beckman Coulter	$576.1	7.3	4.7

* Constant currency growth is not a U.S. GAAP defined measure of revenue growth.  We define constant currency sales as current period sales in local currency translated to U.S. dollars at the prior year’s foreign currency exchange rate.  This measure provides information on sales growth assuming that foreign currency exchange rates have not changed between the prior year and the current period.  Management has determined that inclusion of this non-GAAP disclosure provides investors a more meaningful presentation of the Company’s results.

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